Exhibit 10.18
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT (“Agreement”) is made this 26th day of August, 2005 (the “Effective Date”), by and between GOLDEN PHOENIX MINERALS, INC., a Minnesota corporation qualified to do business in Nevada (“Golden Phoenix”); EARL HARRISON, dba WESTERN MINE DEVELOPMENT; RETRIEVERS LLC, a Nevada limited liability company, and JOHN TINGUE and KRIS TINGUE, husband and wife (referred to collectively as “Retrievers”).
RECITALS
     A. Golden Phoenix has entered into an agreement with Earl Harrison, doing business as Western Mine Development, to acquire the “Kingston Mill,” which consists of various machinery and equipment acquired from the Estate of John W. O’Boyle, Jr. The equipment comprising the Kingston Mill is described on Exhibit A attached hereto. Title to the Kingston Mill has not been formally transferred from Western Mine Development to Golden Phoenix.
     B. Golden Phoenix contracted with Retrievers to disassemble and transport the Kingston Mill to the Ashdown Mine situated in Humboldt County, Nevada. The disassembled Kingston Mill was transported to Retrievers’ storage site in Harney County, Oregon. The parties acknowledge and agree that Retrievers was paid in full for transpor-tation of the Kingston Mill.

     C. A dispute has subsequently arisen between Golden Phoenix and Retrievers regarding (1) the amount of storage fees, if any, owed by Golden Phoenix owed to Retrievers, and (2) the amount of work to be performed by Retrievers in developing the Ashdown Mine and milling facility. Retrievers gave notice of a lien having attached to the Kingston Mill, and of Retrievers’ intent to sell the mill at public auction to satisfy that lien in Harney County. Retrievers further gave notice of its intent to file suit for breach of contract, lost profits, and other damages, although no suit was initiated.
     D. Retrievers and Golden Phoenix now wish to resolve and settle these disputes and all other outstanding matters between them by way of this Agreement.
     THEREFORE, the parties have agreed as follows.
SECTION ONE
Ownership and Lease of Kingston Mill
     1.1 Transfer of Title; Leaseback. Upon execution of this Agreement, Golden Phoenix and Western Mine Development will execute a Bill of Sale conveying ownership of the Kingston Mill to Retrievers. Retrievers agrees to lease the Kingston Mill to Golden Phoenix for a term of five (5) years and so long thereafter as mining and milling operations are conducted at the Ashdown Mine. In consideration of this Lease, Golden Phoenix will make the following payments to Retrievers:
     a. Golden Phoenix will pay Retrievers the sum of THIRTY THOUSAND DOLLARS ($30,000.00) upon execution of this Agreement by way of a cashier’s check.
     b. Golden Phoenix will pay Retrievers the additional sum of THIRTY THOUSAND DOLLARS ($30,000.00) within three (3) days of Golden Phoenix having received its Water Pollution Control Permit from the Nevada Division of Environmental Protection, or by October 23, 2005, whichever occurs earlier.
     During the term of this Lease, Golden Phoenix will keep the mill in good working order through regular maintenance and repairs, allowing for reasonable wear and tear, and will be solely responsible for all related costs. Golden Phoenix will assume all liability for possession, use or operation of the mill, and will indemnify and hold Retrievers harmless from any and all liability associated with the mill.
     In addition to the foregoing payments, Golden Phoenix agrees to hire Retrievers to perform all earthmoving and other related activities at the Ashdown Mine, until all such activities and reclamation are completed, as more particularly described in Section 2 below. In the event that Golden Phoenix terminates Retrievers’ services prior to the completion of the Ashdown Project, or in the event the Ashdown Project is completed in less than two (2) years from the Effective Date, then Golden Phoenix must either (1) return the Kingston Mill to Retrievers or (2) exercise the option to purchase set forth in Section 1.2 below. However, in the event the Ashdown Project is completed on or after a two-year period from the Effective Date of this contract, after payment of all sums due to Retrievers by Golden Phoenix, Retrievers will execute a Bill of Sale of the mill to Golden

Phoenix.
     Retrievers will be allowed access to the Kingston Mill at all times.
     1.2 Option to Purchase Kingston Mill. Retrievers hereby grants to Golden Phoenix the exclusive right and option to purchase the Kingston Mill for the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00). The option will have a term of five (5) years following the Effective Date. The purchase price will be reduced by FIFTY THOUSAND DOLLARS ($50,000.00) at the end of every year following the Effective Date. For example, on August 26, 2006 the purchase price will be $200,000.00, and on August 26, 2010 the purchase price will be zero.
     Upon exercising its option to purchase, Golden Phoenix will pay the remaining balance of the purchase price to Retrievers within fifteen (15) days, and Retrievers will execute a Bill of Sale conveying ownership of the Kingston Mill to Golden Phoenix.
     This option to purchase may be assumed by any third party which acquires the rights and obligations of this Agreement from Golden Phoenix. The third party may terminate the contract for services described in Section 2 below by exercising the option to purchase and paying the balance then due.
SECTION TWO
Construction Operations
     2.1 Scope of Work. Golden Phoenix agrees to hire Retrievers to exclusively act as an independent contractor for all construction and other activities, for which

Retrievers is licensed, relating to the Ashdown Mine. These activities will include, but not be limited to, site preparation; road construction and maintenance; installation of septic tanks and other facilities; construction of tailings ponds; relocation of the Kingston Mill to the Ashdown Mine; crushing, screening, and hauling of gravel and ore; equipment hauling; reclamation; and other projects associated with Ashdown Mine and Mill, as may be requested by the Mine Manager from time to time.
     2.2 Mine Manager. The Mine Manager shall be Earl Harrison, or such other person as Golden Phoenix may designated from time to time.
     2.3 Independent Contractor. Retrievers will act as an independent contractor at all times, and shall be responsible for payment of worker’s compensation, unemployment taxes, federal income tax withholding for employees, and all other costs, license fees, and taxes attributable to its activities.
     2.4 Work Orders. All pricing for labor and equipment will be negotiated between Golden Phoenix Minerals and Retrievers LLC and will reflect current area and industry rates. Retrievers will bill Golden Phoenix by written invoice, which will set forth the work performed and agreed upon rates. Retrievers will bill Golden Phoenix for work performed between the 1st and 15th days of each month, with payment due by the 25th of the month. Retrievers will bill Golden Phoenix for work performed between the 16th day and the end of each month, with payment due by the 10th of the month thereafter. Late charges will accrue at the rate of 1.5% per month, and Retrievers may declare a default if a payment is not received within thirty (30) days of its due date.
     2.5 Fuel. Golden Phoenix, at its sole cost, shall furnish Retrievers with all diesel and other fuels required for Retrievers’ conduct of operations.
     2.6 Training. Golden Phoenix will provide all training required by the Mine Safety and Health Administration (“MSHA”) to employees of Retrievers. Golden Phoenix will also prepare a safety plan and provide technical assistance to Retrievers, so that Retrievers will remain in compliance with MSHA regulations at all times.
     2.7 Conduct of Operations. Retrievers will perform all work in a timely and efficient manner in accordance with industry standards. Retrievers will comply with all laws and regulations pertaining to the conduct of its operations.
SECTION THREE
Default and Termination
     3.1 Notice of Default. If Golden Phoenix fails to make payment to Retrievers, as provided in Section 2.4 above, or fails to fulfill any of the other obligations of this Agreement, Retrievers shall give Golden
     Phoenix notice specifying the nature of the default. Golden Phoenix shall have thirty (30) days in which to remedy the default. If Golden Phoenix fails to do so, Retrievers may terminate this Agreement, take possession of the Kingston Mill, and remove the Kingston Mill from the Ashdown Mine.
     3.2 Termination by Golden Phoenix. Golden Phoenix may terminate

Retrievers’ activities at the Ashdown Mine and mill by giving thirty (30) day’s advance written notice thereof and by exercising its option to purchase the Kingston Mill as specified in Section 1.2 above.
SECTION FOUR
Dismissal of Legal Action
     Retrievers agrees to take no further action in regard to the lien proceeding described above in Recital C. Each party shall bear its own fees and costs related to such action. Each party dismisses and releases, with respect to the other, all claims for relief, whether known or unknown, relating to dismantling, transportation, and storage of the Kingston Mill, as well as any alleged breach of oral agreements between Golden Phoenix and Retrievers relating to earthmoving and construction activities at the Ashdown Mine.
     All rights and obligations between the parties as of the Effective Date are set forth in this Agreement and the Work Orders described in Section 2.4 above.
SECTION FIVE
Miscellaneous Provisions
     5.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.
     5.2 Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

     5.3 Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.
     5.4 Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby. However, should a material provision of this Agreement be held to be void or invalid, the court shall have authority to modify this Agreement so as to carry out the intent of the parties as determined by the court.
     5.5 Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.
     5.6 Confidentiality. All reports and data provided by Golden Phoenix to Retrievers shall be held in strictest confidence, and Retrievers shall not disclose such information without Golden Phoenix’s prior written consent.
     5.7 No Partnership. Nothing in this Agreement shall create a partnership between Golden Phoenix and Retrievers.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

GOLDEN PHOENIX MINERALS, INC,
a Minnesota corporation

By

EARL HARRISON, dba WESTERN MINE
DEVELOPMENT

RETRIEVERS LLC, a Nevada limited liability company

By
JOHN TINGUE, Manager

JOHN TINGUE

KRIS TINGUE
golden phoenix/7329
settlement agreement (retrievers) (8-05) (with tingue changes)

EXHIBIT A
Ashdown Mill Equipment List stored at John Tingues Property
May 3, 2005

1.	1 — 40’ x50’ steel building (Star)
2.	1 — Grizzly w/10” x 10” openings
3.	1 — Coarse ore bin, 40 ton capacity in 2 steel framed sections
4.	1 — Plate feeder 24”
5.	1 — 20” x 22’ conveyor
6.	1 — Bucket elevator
7.	1 — 4’ x 8’ vibrating screen w/ 1/2” cloth
8.	1 — fine ore bin in 3 steel frame sections 130 ton capacity
9.	1 — 18” x 22’ feed conveyor
10.	1 — 6’ x 7’ Allis Chalmers Ball mill frame with trunion caps and discharge spout
11.	2 — 3” x 3” Slurry pump
12.	1 — 10” krebbs cyclone
13.	1 — 5’ x 6’ conditioner tank with mixer
14.	1 — bank (4 cells) #24 Deco roughers
15.	1 — bank (4 cells) #18 Deco cleaners
16.	1 — 40’ float cell frame
17.	1 — vertical 1” deco pump
18.	1 — 15’ thickener
19.	1 — Diaphragm pump 2” Dorr-Oliver
20.	1 — 4’ disk filter
21.	1 — 3” Sutorbilt blower
22.	1 — IR vacuum pump
23.	1 — Filtrate pump 2”
24.	1 — concentrate bin 550 ft3
25.	1 — 2” vertical sump pump
26.	4 — reagent feeders
27.	1 — 10,000 gal fuel tank